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                                  EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of IVI Checkmate Corp. for the registration of 150,000 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 1999, with respect to the consolidated financial statements of IVI Checkmate Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission, and our report dated June 23, 1999, with respect to the financial statements of the IVI Checkmate Electronics, Inc. 401(k) Plan included in its Annual Report (11-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP



Atlanta, Georgia
July 21, 1999